Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS
IRVINE, Calif., July 26, 2023 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended June 30, 2023.
Highlights and Outlook
•Q2 sales grew 11 percent to $1.53 billion; constant currency1 sales grew 12 percent
•All product groups achieved double digit constant currency sales growth in Q2
•Q2 TAVR sales grew 9 percent; constant currency sales grew 10 percent
•Q2 EPS of $0.50 (includes charge from previous IP agreement); adjusted1 EPS of $0.66
•Encouraging data from Edwards’ Benchmark Registry at the EuroPCR medical congress
•New 2023 constant currency sales growth guidance of 10 to 13 percent

“We are pleased to report strong second quarter double-digit sales growth while also making meaningful progress on our innovations to improve patient care globally,” said Bernard Zovighian, CEO. “This positive first-half performance and improved healthcare staffing gives us increased confidence in our full-year outlook. Looking beyond 2023, we remain confident that our foundation of innovative therapies along with a differentiated technology pipeline positions us well for continued longer-term success.”
Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported TAVR sales of $992 million, which grew 9 percent versus the prior year, or 10 percent on a constant currency basis. The company’s U.S. and OUS sales growth rates were comparable. Globally, on a constant currency basis, the company's average selling prices were stable.
In the U.S., Edwards’ TAVR sales were aided by improved hospital staffing levels and the continued successful launch of SAPIEN 3 Ultra RESILIA, which remains on track to represent the majority of the company’s U.S. TAVR sales before year end.
Outside the U.S., in the second quarter, Edwards had positive constant currency sales growth from all regions, although lower than expected growth in Japan. The company sees excellent opportunities for international growth as the traditionally low adoption rates improve.

During the quarter, at the EuroPCR medical congress, data on the Benchmark Registry were presented on 2,400 patients treated with SAPIEN valves across 28 European centers. Patients experienced a 33 percent reduction in the median hospital length of stay while maintaining 30-day clinical outcomes.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
In the second quarter, the company continued to successfully deliver on its three key value drivers to treat even more patients suffering from mitral and tricuspid disease: a portfolio of differentiated therapies, positive clinical trial results to support approvals and adoption, and favorable real-world clinical outcomes.
Second quarter sales were $48 million, driven by overall transcatheter edge-to-edge repair procedure growth as well as the ongoing launch and growing adoption of the PASCAL Precision system in Europe and the U.S. The company continues to expect one-year data from the full cohort of the CLASP IID pivotal trial will be presented later this year. Edwards remains on track for European approval of the EVOQUE tricuspid valve by the end of 2023.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $256 million, which grew 12 percent, or 13 percent on a constant currency basis. The growth was driven by adoption of Edwards’ premium RESILIA based products across all regions.
Critical Care sales for the quarter were $235 million, which grew 11 percent, or 13 percent on a constant currency basis. Sales growth was led by the Smart Recovery technology portfolio and strong adoption of the Acumen IQ sensor.
Additional Financial Results
For the quarter, the adjusted gross profit margin was 77.7 percent, compared to 80.5 percent in the same period last year. As expected, this year-over-year reduction was driven by a less favorable impact from foreign exchange.
Selling, general and administrative expenses in the second quarter were $469 million, or 30.6 percent of sales, compared to $409 million in the prior year. This increase was driven by performance-based compensation and investments in transcatheter field-based personnel in support of the company’s growth strategy.
Research and development expenses in the second quarter were $270 million, or 17.7 percent of sales, compared to $251 million in the prior year. This increase was primarily the result of continued investments in the company’s transcatheter aortic valve innovations, including increased clinical trial activity.
As previously announced, in April, Edwards entered into an intellectual property agreement. In consideration for the agreement, Edwards made a $300 million payment, approximately half of which has been expensed, while the other half is being amortized over the next 15 years.

Adjusted free cash flow for the second quarter was $286 million, defined as cash flow from operating activities of $34 million, less capital spending of $48 million, and excluding a $300 million payment related to the intellectual property agreement.
Cash, cash equivalents and short-term investments totaled $1.5 billion as of June 30, 2023. Total debt was approximately $600 million.
Outlook
Overall, given the improving environment and strong first half performance, the company now expects full year 2023 sales to be in the $5.9 to $6.1 billion range, versus the prior guidance of the high end of $5.6 to $6.0 billion. The company now expects full-year total company and TAVR sales growth to be in the 10 to 13 percent range on a constant currency basis, versus previous guidance of 10 to 12 percent. The company now expects TAVR sales of $3.85 to $4.0 billion; TMTT, $180 to $200 million; and Surgical Structural Heart, $960 million to $1.02 billion. The company reiterated its full-year Critical Care guidance of $870 to $940 million.
Additionally, the company is lifting its full year 2023 adjusted earnings per share guidance to $2.50 to $2.60, compared to its previous guidance range of $2.48 to $2.60.
For the third quarter of 2023, the company projects total sales to be between $1.44 and $1.52 billion, and adjusted EPS of $0.55 to $0.61.
“The exciting developments during the first half of the year reinforce our confidence in our patient-focused innovation strategy and our longer-term outlook, and we anticipate a year of value creation as we pursue important therapies that will benefit many more patients. We look forward to launching a number of differentiated technologies, as well as achieving important milestones across all of our product lines,” said Zovighian.
About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,”

“forecast,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Zovighian, third quarter and full year 2023 financial guidance, statements regarding the international adoption of TAVR, statements regarding transforming patient treatment, approvals, clinical outcomes, adoption, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing supply and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2022, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, CLASP, EVOQUE, PASCAL, PASCAL Precision, RESILIA, SAPIEN, SAPIEN 3, SAPIEN 3 Ultra, and SAPIEN 3 Ultra RESILIA are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

[1] “Adjusted” amounts are non-GAAP items. “Underlying” and “constant currency” growth rates in this press release exclude foreign exchange fluctuations. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release also excludes an intellectual property agreement and litigation expenses, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$1,530.2	$1,373.9	$2,989.8	$2,715.1
Cost of sales	343.0	269.4	672.5	568.7

Gross profit	1,187.2	1,104.5	2,317.3	2,146.4

Selling, general, and administrative expenses	468.7	409.0	905.0	779.3
Research and development expenses	270.3	250.8	531.5	479.4
Intellectual property agreement and litigation expense	147.9	6.1	191.4	13.2
Change in fair value of contingent consideration liabilities	(26.9)	(20.9)	(26.2)	(23.8)

Operating income	327.2	459.5	715.6	898.3

Interest income, net	(9.1)	(0.9)	(17.7)	(1.5)
Other income, net	(2.2)	(4.3)	(3.8)	(1.0)

Income before provision for income taxes	338.5	464.7	737.1	900.8

Provision for income taxes	33.0	58.3	91.1	120.8

Net income	305.5	406.4	$646.0	$780.0

Net loss attributable to noncontrolling interest	(1.6)	—	(1.6)	—

Net income attributable to Edwards Lifesciences Corporation	$307.1	$406.4	$647.6	$780.0

Earnings per share:
Basic	$0.51	$0.65	$1.07	$1.26
Diluted	$0.50	$0.65	$1.06	$1.24

Weighted-average common shares outstanding:
Basic	606.9	620.9	607.2	621.5
Diluted	610.3	626.7	610.6	628.1

Operating statistics
As a percentage of net sales:
Gross profit	77.6%	80.4%	77.5%	79.1%
Selling, general, and administrative expenses	30.6%	29.8%	30.3%	28.7%
Research and development expenses	17.7%	18.3%	17.8%	17.7%
Operating income	21.4%	33.4%	23.9%	33.1%
Income before provision for income taxes	22.1%	33.8%	24.7%	33.2%
Net income	20.0%	29.6%	21.6%	28.7%

Effective tax rate	9.7%	12.5%	12.4%	13.4%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,042.6	$769.0
Short-term investments	466.7	446.3
Accounts receivables, net	754.4	643.0
Other receivables	62.5	56.1
Inventories	980.2	875.5
Prepaid expenses	123.2	110.0
Other current assets	217.4	195.9
Total current assets	3,647.0	3,095.8
Long-term investments	856.2	1,239.0
Property, plant, and equipment, net	1,662.2	1,632.8
Operating lease right-of-use assets	84.9	92.3
Goodwill	1,299.5	1,164.3
Other intangible assets, net	431.4	285.2
Deferred income taxes	610.7	484.0
Other assets	412.1	299.1
Total assets	$9,004.0	$8,292.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,132.9	$996.9
Operating lease liabilities	24.3	25.5
Total current liabilities	1,157.2	1,022.4
Long-term debt	596.7	596.3
Contingent consideration liabilities	—	26.2
Taxes payable	81.2	143.4
Operating lease liabilities	63.5	69.5
Uncertain tax positions	303.7	267.5
Litigation agreement accrual	112.5	143.0
Other liabilities	242.7	217.5
Total liabilities	2,557.5	2,485.8
Stockholders’ equity
Common stock	649.1	646.3
Additional paid-in capital	2,145.5	1,969.3
Retained earnings	8,237.6	7,590.0
Accumulated other comprehensive loss	(255.5)	(254.9)
Treasury stock, at cost	(4,401.0)	(4,144.0)
Total Edwards Lifesciences Corporation stockholders’ equity	6,375.7	5,806.7
Noncontrolling interest	70.8	—
Total equity	6,446.5	5,806.7
Total liabilities and equity	$9,004.0	$8,292.5

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, intellectual property agreements, amortization of intangible assets, and fair value adjustments to contingent consideration liabilities arising from acquisitions.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $6.5 million and $7.1 million in the first quarter of 2023 and 2022, respectively, and $8.9 million and $6.1 million in the second quarter of 2023 and 2022, respectively.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expense of $0.7 million and a gain of $2.9 million in the first quarter of 2023 and 2022, respectively, and gains of $26.9 million and $20.9 million in the second quarter of 2023 and 2022, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.5 million and $1.7 million in the first quarter of 2023 and 2022, respectively, and $1.3 million and $1.2 million in the second quarter of 2023 and 2022, respectively.

Intellectual Property Agreement - The Company recorded a $37.0 million charge and a $139.0 million charge in the first and second quarter of 2023, respectively, related to an Intellectual Property Agreement with Medtronic, Inc. for a 15-year covenant not to sue.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended June 30, 2023
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$1,530.2	77.6%	$327.2	$307.1	$0.50	9.7%
Non-GAAP adjustments: (A) (B)
Intellectual property agreement	—	—	139.0	111.7	0.19	2.8
Intellectual property litigation expenses	—	—	8.9	7.0	0.01	0.3
Change in fair value of contingent consideration liabilities	—	—	(26.9)	(24.8)	(0.04)	0.2
Amortization of intangible assets	—	0.1	1.3	1.0	—	0.1
Adjusted	$1,530.2	77.7%	$449.5	$402.0	$0.66	13.1%

	Three Months Ended June 30, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$1,373.9	80.4%	$459.5	$406.4	$0.65	12.5%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses	—	—	6.1	4.8	0.01	0.1
Change in fair value of contingent consideration liabilities	—	—	(20.9)	(19.3)	(0.03)	0.3
Amortization of intangible assets	—	0.1	1.2	1.0	—	—
Adjusted	$1,373.9	80.5%	$445.9	$392.9	$0.63	12.9%

	Six Months Ended June 30, 2023
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$2,989.8	77.5%	$715.6	$647.6	$1.06	12.4%
Non-GAAP adjustments: (A) (B)
Intellectual property agreement	—	—	176.0	142.2	0.24	1.4
Intellectual property litigation expenses	—	—	15.4	12.3	0.02	0.1
Change in fair value of contingent consideration liabilities	—	—	(26.2)	(24.2)	(0.04)	0.1
Amortization of intangible assets	—	0.1	2.8	2.3	—	—
Adjusted	$2,989.8	77.6%	$883.6	$780.2	$1.28	14.0%

	Six Months Ended June 30, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income Attributable to Edwards Lifesciences Corporation	Diluted EPS	Effective Tax Rate
GAAP	$2,715.1	79.1%	$898.3	$780.0	$1.24	13.4%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses	—	—	13.2	10.6	0.02	0.1
Change in fair value of contingent consideration liabilities	—	—	(23.8)	(21.9)	(0.03)	0.1
Amortization of intangible assets	—	0.1	2.9	2.5	—	—
Adjusted	$2,715.1	79.2%	$890.6	$771.2	$1.23	13.6%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2022 Adjusted
Sales by Product Group (QTD)	2Q 2023	2Q 2022	Change	GAAP Growth Rate*	FX Impact	2Q 2022 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$991.6	$906.9	$84.7	9.3%	$(3.3)	$903.6	9.8%
Transcatheter Mitral and Tricuspid Therapies	47.6	27.9	19.7	71.4%	0.3	28.2	69.2%
Surgical Structural Heart	256.3	228.5	27.8	12.2%	(2.1)	226.4	13.3%
Critical Care	234.7	210.6	24.1	11.4%	(2.5)	208.1	12.8%
Total	$1,530.2	$1,373.9	$156.3	11.4%	$(7.6)	$1,366.3	12.1%

					2022 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2023	YTD 2Q 2022	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2022 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$1,939.5	$1,788.2	$151.3	8.5%	$(28.5)	$1,759.7	10.3%
Transcatheter Mitral and Tricuspid Therapies	89.2	54.9	34.3	62.6%	(0.8)	54.1	65.1%
Surgical Structural Heart	504.5	449.3	55.2	12.3%	(10.5)	438.8	15.0%
Critical Care	456.6	422.7	33.9	8.0%	(11.3)	411.4	11.1%
Total	$2,989.8	$2,715.1	$274.7	10.1%	$(51.1)	$2,664.0	12.3%

					2022 Adjusted
Sales by Region (QTD)	2Q 2023	2Q 2022	Change	GAAP Growth Rate*	FX Impact	2Q 2022 Adjusted Sales	Underlying Growth Rate *
United States	$895.3	$800.8	$94.5	11.8%	$—	$800.8	11.8%
Europe	336.2	302.8	33.4	11.0%	4.2	307.0	9.5%
Japan	117.9	122.9	(5.0)	(4.1)%	(4.6)	118.3	(0.3)%
Rest of World	180.8	147.4	33.4	22.8%	(7.2)	140.2	28.9%
Outside of the United States	634.9	573.1	61.8	10.8%	(7.6)	565.5	12.4%
Total	$1,530.2	$1,373.9	$156.3	11.4%	$(7.6)	$1,366.3	12.1%

					2022 Adjusted
Sales by Region (YTD)	YTD 2Q 2023	YTD 2Q 2022	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2022 Adjusted Sales	Underlying Growth Rate *
United States	$1,744.4	$1,550.3	$194.1	12.5%	$—	$1,550.3	12.5%
Europe	667.3	613.9	53.4	8.7%	(14.1)	599.8	11.3%
Japan	232.0	258.4	(26.4)	(10.2)%	(23.2)	235.2	(1.4)%
Rest of World	346.1	292.5	53.6	18.3%	(13.8)	278.7	24.2%
Outside of the United States	1,245.4	1,164.8	80.6	6.9%	(51.1)	1,113.7	12.0%
Total	$2,989.8	$2,715.1	$274.7	10.1%	$(51.1)	$2,664.0	12.3%

* Numbers may not calculate due to rounding.